Exhibit 10.5

EAC III L.L.C.
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020

June 22, 2005

WRC Media Inc.
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020

Dear Sirs:

Reference is made to the Redemption and Repurchase Agreement dated as of the date hereof (the “Redemption and Repurchase Agreement”), among WRC Media Inc., a Delaware corporation (the “Company”), and the Exchangers identified therein. Terms used but not defined herein shall have the meaning assigned to such terms in the Redemption and Repurchase Agreement.

EAC III L.L.C. (“EAC III”) hereby confirms that, upon satisfaction of all the conditions set forth in Article VI of the Redemption and Repurchase Agreement, without waiver of any such conditions except (a) waivers in which EAC III concurs and (b) waivers by the Company, EAC III will purchase from the Company shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) for cash consideration in an amount, when added to the amount of any cash consideration paid to the Company by any other shareholder of the Company for any shares of Common Stock that any such shareholder may concurrently purchase from the Company, equal to $26 million (the “New Equity Investment”) at the Closing.

This letter agreement shall terminate and be of no further force or effect upon the earlier of (a) both the consummation of the Redemption and Repurchase and the receipt by the Company of the New Equity Investment and (b) the termination of the Redemption and Repurchase Agreement in accordance with its terms.

This letter agreement shall become effective upon the execution and delivery of the Redemption and Repurchase Agreement. This letter agreement (a) may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same agreement, (b) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of laws principles, (c) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter of this letter agreement and (d) may be amended only by a writing signed by each of the parties hereto. No provision of this letter agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and permitted assigns. This letter agreement is not assignable by any of the parties hereto without the prior written consent of the other party.

Thank you for your consideration of this letter.

Very truly yours,EAC III LLC,
by EAC IV L.L.C., its Managing Member,
by Ripplewood Partners, L.P., its Sole Member,
by Ripplewood Investments L.L.C., its General Partner,
by:	/s/
Name: Chris Minnetian
Title: Secretary

Acknowledged:
WRC Media Inc.
by:	/s/
Name: Richard Nota
Title: Executive Vice President, Operations